EXHIBIT 10.25

FIRST LOAN MODIFICATION AGREEMENT

     This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of April 14, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and APPLIX, INC., a Massachusetts corporation with its chief executive office located at 289 Turnpike Road, Westboro, Massachusetts 01581 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 19, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 19, 2004, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

     A. Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following provision appearing as subsection (c) of Section 2.1.1 thereof:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Prime Rate plus one percent (1.0%).”

and inserting in lieu thereof the following:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Prime Rate.”

2.	The Loan Agreement shall be amended by deleting the following, appearing as Section 2.1.2(a) thereof, in its entirety:

“2.1.2 Letters of Credit Sublimit.

     (a) Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit) which are not otherwise separately cash secured, in form and substance acceptable to Bank, plus an amount equal to any Letter of Credit Reserves. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Two Million Dollars ($2,000,000.00). Each Letter of Credit shall have an expiry date no later than 364 days after the Revolving Maturity Date provided Borrower’s Letter of Credit reimbursement obligation shall be secured by cash or cash equivalents on terms acceptable to Bank on and after (i) the Maturity Date of the Revolving Line if the Maturity Date of the Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.”

and inserting in lieu thereof the following:

“2.1.2 Letters of Credit Sublimit.

     (a) Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit) which are not otherwise separately cash secured, in form and substance acceptable to Bank, plus an amount equal to any Letter of Credit Reserves. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Three Million Dollars ($3,000,000.00). Each Letter of Credit shall have an expiry date no later than 364 days after the Revolving Maturity Date provided Borrower’s Letter of Credit reimbursement obligation shall be secured by cash or cash equivalents on terms acceptable to Bank on and after (i) the Maturity Date of the Revolving Line if the Maturity Date of the Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.”

3.	The Loan Agreement shall be amended by deleting the following, appearing as Section 2.1.3 thereof, in its entirety.

“2.1.3 Foreign Exchange Sublimit. If there is availability under the Revolving Line and the Borrowing Base, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which sublimit is a maximum of Two Million Dollars ($2,000,000.00) (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.”

and inserting in lieu thereof the following:

“2.1.3 Foreign Exchange Sublimit. If there is availability under the Revolving Line and the Borrowing Base, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which sublimit is a maximum of Three Million Dollars ($3,000,000.00) (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.”

4.	The Loan Agreement shall be amended by deleting the following, appearing as Section 2.1.4 thereof, in its entirety:

“2.1.4 Cash Management Services Sublimit. Borrower may allocate up to Two Million Dollars ($2,000,000.00) for the Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such Cash Management Services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances. It is further agreed that Borrower may use Cash Management Services from other institutions in the event that Borrower shall determine that Bank’s fees and expenses therefore are not competitive.”

and inserting in lieu thereof the following:

“2.1.4 Cash Management Services Sublimit. Borrower may allocate up to Three Million Dollars ($3,000,000.00) for the Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such Cash Management Services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances. It is further agreed that Borrower may use Cash Management Services from other institutions in the event that Borrower shall determine that Bank’s fees and expenses therefore are not competitive.”

5.	The Loan Agreement shall be amended by deleting the following provision appearing as subsection (b) of Section 6.7 thereof:

“(b) EBITDA. Borrower shall have: (i) Quarterly EBITDA losses not to exceed: (A) Two Million Five Hundred Thousand Dollars ($2,500,000.00) for the quarter which ended December 31, 2003, and (B) Three Hundred Fifty Thousand Dollars ($350,000.00) for the quarter ending March 31, 2004; and (ii) quarterly positive EBITDA of at least: (A) One Hundred Thousand Dollars ($100,000.00) for the quarters ending June 30, 2004 and September 30, 2004; (B) Two Hundred Fifty Thousand Dollars ($250,000.00) for the quarter ending

December 31, 2004; (C) One Hundred Thousand Dollars ($100,000.00) for the quarter ending March 31, 2005; and (D) eighty-five (85%) percent of the Borrower’s board of director’s approved operating plan for Borrower for each quarter thereafter.”

and inserting in lieu thereof the following:

“(b) EBITDA. Borrower shall have: (i) quarterly EBITDA losses not to exceed: (A) Five Hundred Thousand Dollars ($500,000.00) for the quarter ending March 31, 2005, and (B) One Hundred Thousand Dollars ($100,000.00) for the quarter ending June 30, 2005; and (ii) quarterly positive EBITDA of at least: (A) Two Hundred Fifty Thousand Dollars ($250,000.00) for the quarter ending September 30, 2005, and (B) Two Million Dollars ($2,000,000.00) for the quarter ending December 31, 2005; and (C) the greater of either (i) One Dollar ($1.00) or (ii) fifty (50.0%) percent of the Borrower’s board of director’s approved operating plan for Borrower for the quarter ending March 31, 2006 and as of the last day of each quarter thereafter.”

6.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Revolving Line” is an Advance or Advances of up to Two Million Dollars ($2,000,000.00).”

““Revolving Maturity Date” is March 18, 2005.”

and inserting in lieu thereof:

““Revolving Line” is Advance or Advances of up to Three Million Dollars ($3,000,000.00).”

““Revolving Maturity Date” is March 18, 2007.”

7.	The Borrower hereby acknowledges, confirms and agrees that no additional Equipment Advances shall be made to the Borrower under the Equipment Line.

8.	Notwithstanding Section 6.2(d) of the Loan Agreement, the Bank hereby agrees to waive the requirement of an annual Audit of Borrower’s Accounts; provided no Event of Default has occurred and is continuing.

4. FEES. Borrower shall pay to Bank a modification fee equal to Thirty Thousand Dollars ($30,000.00), which fee shall be due on the date hereof and payable as follows: (i) Fifteen Thousand Dollars ($15,000.00) upon the execution of this Loan Modification Agreement, and (ii) Fifteen Thousand Dollars ($15,000.00) on the sooner to occur of (x) an Event of Default, (y) the early termination of Loan Agreement, or (z) April 14, 2006 (One year from the date of this Loan Modification Agreement). Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF NEGATIVE PLEDGE/. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of March 19, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement shall remain in full force and effect.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

9. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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     This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

APPLIX, INC.	SILICON VALLEY BANK

By:_/s/_Milton A. Alpern	By:_/s/ Jacqueline Le

Name:_Milton A. Alpern	Name:_Jacqueline Le

Title:_Chief Financial Officer	Title:_Operations Supervisor